UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Aspen Aerogels, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 2, 2022

EXPLANATORY NOTE

On April 21, 2022, Aspen Aerogels, Inc., a Delaware corporation (the “Company,” “we,” or “our”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) for the Company’s annual meeting of stockholders to be held on June 2, 2022 (the “Annual Meeting”). On or about April 21, 2022, the Company commenced mailing of its Important Notice Regarding the Availability of Proxy Materials (the “Notice”) to stockholders of record entitled to vote at the Annual Meeting and made the Notice and Proxy Statement available on the Company’s website, www.aerogel.com. The following information supplements the Proxy Statement and is being filed solely to provide information regarding certain transactions and arrangements inadvertently omitted from the Proxy Statement but that were otherwise disclosed in the Company’s public reports filed with the SEC. This supplement should be read together with the information included in the Proxy Statement. Except as specifically noted in this supplement, all information in the Proxy Statement remains unchanged. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Proxy Statement.

SUPPLEMENT TO PROXY STATEMENT

The information in the Proxy Statement under the caption “Certain Relationships and Related Person Transactions” is amended and restated to read in its entirety as follows:

Our audit committee reviews and approves in advance all related-party transactions. In addition to the director and executive officer compensation arrangements discussed above in “Executive Officer and Director Compensation,” since January 1, 2021, we have engaged in the following transactions in which the amount involved exceeded $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, whom we refer to as our principal stockholders, or affiliates or immediate family members of our directors, executive officers and principal stockholders, had or will have a material interest.

Transactions with Koch Strategic Platforms and Related Entities

On June 29, 2021, we entered into a securities purchase agreement (the “Purchase Agreement”) with an affiliate of Koch Strategic Platforms, LLC (“KSP”). Pursuant to the terms of the Purchase Agreement, we sold to the affiliate of KSP an aggregate of 3,462,124 shares of our common stock at a purchase price equal to $21.663 per share, for aggregate gross proceeds of approximately $75.0 million (the “Private Placement”). As a result of the Private Placement, KSP became a greater than 5% holder of our common stock.

On February 15, 2022, we entered into a note purchase agreement (the “Note Purchase Agreement”) with an affiliate of KSP, relating to the issuance and sale to the affiliate of KSP of $100,000,000 in aggregate principal amount of the Company’s Convertible Senior PIK Toggle Notes due 2027 (the “Notes”). Pursuant to the Note Purchase Agreement, we issued the Notes to the affiliate of KSP on February 18, 2022. On February 15, 2022, we also entered into a securities purchase agreement (the “Securities Purchase Agreement”) with an affiliate of KSP. Pursuant to the terms of the Securities Purchase Agreement, we sold to the affiliate of KSP an aggregate of 1,791,986 shares of our common stock at a purchase price equal to $27.902 per share, for aggregate gross proceeds of approximately $50.0 million.

During 2021, we engaged Koch Project Solutions, LLC, an affiliate of KSP, for the purposes of obtaining certain consulting and advisory services (the “Consulting Services”) in connection with the design and construction of our proposed second manufacturing plant in Statesboro, Georgia. Since January 1, 2021, we have incurred fees of $477,695 payable to Koch Project Solutions for the Consulting Services.

Indemnification Agreements

We have entered into indemnification agreements with each of our non-employee directors and may enter into similar agreements with certain officers. The indemnification agreements and our restated certificate of incorporation and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policy for Approval of Related Person Transactions

Pursuant to the written charter of our audit committee, the audit committee is responsible for reviewing, discussing with management and the independent auditors and approving, (i) prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us, including our executive officers, our directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our board of directors determines may be considered related parties under Item 404 of Regulation S-K, has or will have a direct or indirect material interest, or (ii) courses of dealing with related parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties. Approval of such related party transaction may, at the discretion of our audit committee, be conditioned upon our and/or the related person at issue taking any actions that our audit committee in its judgment determines to be necessary or appropriate. In the event that a member of our audit committee has an interest in the related party transaction under discussion, such member must abstain from voting on the transaction. Such member may, if so requested by the chair of the audit committee, participate in some or all of the discussions about the related party transaction in question.